As filed with the Securities and Exchange Commission on April 10, 1997
                                                     Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                             REGISTRATION STATEMENT
                                       on
                                    FORM S-3
                                      under
                           The Securities Act of 1933

                                 --------------

                                Ogden Corporation
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

Delaware                                                             13-5549268
---------------------------------------------               -------------------
(State or other jurisdiction of incorporation                 (IRS Employer
 or organization)                                            Identification No.)

                                 --------------

                             Two Pennsylvania Plaza
                            New York, New York 10121
                                 (212) 868-6100
--------------------------------------------------------------------------------
     (Address, including zip code, and telephone number including area code, of Registrant's principal executive offices)

                                 --------------

                                Jerry L. Effinger
                               Assistant Secretary
                                Ogden Corporation
                             Two Pennsylvania Plaza
                            New York, New York 10121
                                 (212) 868-6100
--------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number including area code, of
                         Registrant's agent for service)
                                 --------------

                          Copies of communications to:

                                  Lynde H. Coit
                    Senior Vice President and General Counsel
                                Ogden Corporation
                             Two Pennsylvania Plaza
                            New York, New York 10121

                                 --------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as the Selling Shareholders shall determine.

     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

                      [ ]

     If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:

                      [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:

                      [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                      [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                      [ ]

----------------------------------------------------------------------------------------------------

                                  CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
Title of each class                       Proposed maximum    Proposed maximum
of securities to be     Amount to be     offering price per  aggregate offering       Amount of
    registered           registered            share*              price*         registration fee
----------------------------------------------------------------------------------------------------
  Common shares,       115,044 shares          $20.75             $2,387,163           $723.38
  par value $.50
----------------------------------------------------------------------------------------------------

* Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the Registrant's Common Stock on April 7, 1997, as reported on the New York Stock Exchange.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                OGDEN CORPORATION
                              115,044 Common Shares
                           Par Value of $.50 Per Share

                                 --------------

     This Prospectus relates to up to 115,044 shares of common stock (the "Shares") of Ogden Corporation, a Delaware corporation ("Ogden"), which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). Ogden will not receive any of the proceeds from the sale of the Shares. The Shares are being registered pursuant to that certain Registration Rights Agreement dated as of December 22, 1995 between Ogden and Jonathan D. Stern, as Agent for the former shareholders of Firehole Entertainment Corp. See "Selling Shareholders."

     Ogden has been advised by each Selling Shareholder that he or she expects to offer his or her Shares through brokers and dealers to be selected by him or her from time to time. The Shares may be offered for sale through the New York Stock Exchange, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. As of the date of this Prospectus, no agreements have been reached for the sale of the Shares or the amount of any compensation to be paid to brokers or dealers in connection therewith. Ogden will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders, other than commissions or concessions to brokers or dealers and fees and expenses of counsel or other advisors to the Selling Shareholders. See "Plan of Distribution."

     The Shares are listed on the New York Stock Exchange. The average of the high and low prices of the Shares as reported on the New York Stock Exchange on April 7, 1997 was $20.75 per share.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 --------------

                  The date of this Prospectus is April , 1997.

     No dealer, salesman, or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by Ogden. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Ogden since the date hereof.

                                 --------------

                              AVAILABLE INFORMATION

     Ogden is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by Ogden are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278, and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 6004. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Ogden's Shares are listed on the New York Stock Exchange. In addition to the addresses listed above, reports, proxy statements and other information concerning Ogden can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 --------------

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents heretofore filed by Ogden with the Commission (File No. 1-3122) are incorporated by reference in this Prospectus and made a part hereof:

     1.   Ogden's Annual Report on Form 10-K for the year ended December 31,
          1996.

     2. Ogden's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

     3. The description of Ogden's Common stock contained in its Registration Statement on Form S-3, as filed with the Commission on March 25, 1991, including any amendment or report filed for the purpose of amending such description.

     In addition, all documents filed by Ogden pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termina tion of the offering of the Shares offered hereby shall be deemed to be incorporated by refer ence into this Prospectus and to be a part hereof.

     Ogden hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the foregoing documents). Written or telephone requests should be directed to Secretary, Ogden Corporation, Two Pennsylvania Plaza, New York, New York 10121, telephone number (212) 868-6100.

                       NOTE ON FORWARD-LOOKING STATEMENTS

     Certain information set forth in this Prospectus may include
"forward-looking state ments" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties. Such statements speak only to the date hereof, and Ogden undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

                                   THE COMPANY

     Ogden Corporation, a Delaware corporation, has its principal executive offices at Two Pennsylvania Plaza, New York, New York 10121, telephone number
(212) 868-6100. Ogden is a diversified company providing a wide variety of services through various operating groups within each of its two business segments: Services and Energy. The operation of Ogden's Services business segment are performed by Ogden Services Corporation and its subsidiaries through its Entertainment and Aviation groups. These groups provide a wide range of services to private and public facilities throughout the United States and many foreign countries. The Entertainment group provides total facility management; presentation of concerts and family shows; themed attractions; live theater; gaming; large format theaters and film; performing artists management; recorded music and video development; food, beverage and novelty concessions; and certain maintenance services for public and private entertainment facilities as well as the promotion and staging of entertainment events at stadiums, concert facilities, arenas, parks, fairgrounds and amphitheaters. Aviation provides a full range of specialized airline support services to commercial airlines and airports around the world. The specialized support services include ground handling, ramp, passenger, cargo and warehousing, aviation fueling and in-flight catering services. The Aviation group also supplies air combat maneuvering instrumentation systems to the U.S. Navy and Air Force.

     The operations of Ogden's Energy business segment are conducted through its wholly-owned subsidiary, Ogden Energy Group, Inc. and its subsidiaries, through four major operating sectors: Independent Power, Waste-to-Energy, Water and Wastewater and Environmental Consulting and Engineering. The Independent Power group develops, operates, and in some cases, owns alternative energy power projects which cogenerate electricity and steam or generate electricity alone for sale to utilities in the United States and internationally. The Waste-to-Energy group designs, constructs, operates, maintains and, in some cases, owns facilities which combust municipal solid waste to make saleable energy in the form of electricity and steam. The Water and Wastewater group expects to develop, operate and, in some cases, own projects that purify water, treat wastewater and treat and manage biosolids and compost organic wastes. The Environmental Consulting and Engineering group provide a wide range of environmental, infrastructure and energy consulting including remedial investigations, engineering and design and project management to a variety of public and private rectors in the United States and abroad.

                              SELLING SHAREHOLDERS

     All of the Shares described in this Prospectus will be owned immediately after registra tion by the individuals listed below. All of the shares offered below were acquired in connec tion with the Agreement and Plan of Merger among Ogden, Ogden Firehole Acquisition Company and Firehole Entertainment Corp., dated December 22, 1995. The Selling Share holders have no material relationship with Ogden.

        Name of Selling
        Shareholders (1)                                     Shares Owned (2)
        ----------------                                     ----------------

        Lewis S. Robinson, III                                   55,327
        Gerald E. Morris                                         59,717
                                                                -------
                             TOTAL SHARES                       115,044

        (1) None of the Selling Shareholders held any office with Ogden during the last three years.

        (2) All amounts are less than 1% of the issued and outstanding shares of common stock of Ogden.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders, or by pledges, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange, through negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold pursuant to one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or a dealer as principal, or broker or dealer for its account pursuant to this Prospectus; (C) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of such exchange; (e) through the writing of options on the Shares; and (f) directly or through brokers or agents in private sales at negotiated prices. If necessary, a supplemental prospectus which describes the method of sale in greater detail may be filed by Ogden with the Commission pursuant to Rule 424(C) under the Securities Act under certain circumstances. In effecting sales, brokers or dealers engaged by the Selling Shareholders and/or purchasers of the Shares may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions, concessions or discounts from the Selling Shareholders and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     Ogden will bear all expenses in connection with the registration and sale of the Shares, other than commissions, concessions or discounts to brokers or dealers and fees and expenses of counsel or other advisors to the Selling Shareholders.

     The Selling Shareholders and any broker or dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act. Pursuant to a Registration Rights Agreement, Ogden has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for Ogden by Lynde H. Coit, its Senior Vice President and General Counsel.

                                     EXPERTS

     The consolidated financial statements of Ogden as of December 31, 1996 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus from Ogden's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commis sion such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                    [remainder of page intentionally omitted]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses relating to the registration of Shares will be borne by the Registrant. Such expenses are estimated to be as follows:

          Registration Fee --
          Securities and Exchange Commission                       $  723.38

          Accountants' Fees                                        $3,000.00

          Legal Fees                                               $3,000.00

          Miscellaneous                                            $  500.00
                                                                   ---------

                  TOTAL                                            $7,223.38

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated. Ogden will pay all of the above expenses. The Selling Shareholders will pay their own expenses, including expenses of their own counsel, broker or dealer fees, discounts and expenses and all transfer and other taxes on the sale of the Shares.

Item 15.  Indemnification of Directors and Officers.

     The Delaware General Corporation Law provides that, under certain circum stances, directors, officers, employees and agents of a Delaware corporation may be indem nified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with settling, or otherwise disposing of, suits or threatened suits, to which they are a party or threatened to be named a party by reason of acting in any of such capacities, if such person acted in a manner such persons believed in good faith to be in, or not opposed to, the best interests of the corporation. Section 16-A of Ogden's By-Laws provides for indemnification of officers and directors to the fullest extent permitted by such Delaware law.

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. In accordance therewith,
Section 20 of Ogden's Restated Certifi cate of Incorporation limits the potential personal monetary liability of the members of

Ogden's Board of Directors to Ogden or its stockholders for certain breaches of their duties of care or other duty as a Director.

     The directors and officers of Ogden and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the 1933 Act, under liability insurance policies carried by Ogden.

     The directors and officers of Ogden are entitled to indemnification by the Selling Shareholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to Ogden by such Selling Shareholder.

Item 16.  Exhibits and Financial Statement Schedules.

     The Exhibits listed below are filed as part of or incorporated by reference to this Registration Statement. See Index of Exhibits included with the exhibits filed as part of this Registration Statement.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a funda mental change in the information set forth in this Registration Statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the esti mated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(I) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Ogden pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    [remainder of page intentionally omitted]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 31, 1997.

                                OGDEN CORPORATION


                                By:     /s/ R. Richard Ablon
                                        ----------------------------
                                        R. Richard Ablon
                                Title:  President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lynde H. Coit and Jerry L. Effinger, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubsti tution, for him in any and all capacities, to sign any amendments to this Registration State ment, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated above.

Name                                    Title
----                                    -----

/s/ R. Richard Ablon                    President, Chairman of the Board,
-------------------------------           Chief Executive Officer and Director
R. Richard Ablon

/s/ Philip G. Husby                     Senior Vice President, Treasurer and
-------------------------------           Chief Financial Officer
Philip G. Husby

/s/ Robert M. DiGia                     Vice President, Controller, and
-------------------------------           Chief Accounting Officer
Robert M. DiGia

/s/ Ralph E. Ablon                      Director
-------------------------------
Ralph E. Ablon

/s/ David M. Abshire                    Director
-------------------------------
David M. Abshire

/s/ Norman G. Einspruch                 Director
-------------------------------
Norman G. Einspruch

/s/ Attallah Kappas                     Director
-------------------------------
Attallah Kappas

                                        Director
-------------------------------
Terry Allen Kramer

/s/ Judith D. Moyers                    Director
-------------------------------
Judith D. Moyers

_______________________________         Director
Homer A. Neal

/s/ Stanford S. Penner                  Director
-------------------------------
Stanford S. Penner

/s/ Jesus Sainz                         Director
-------------------------------
Jesus Sainz

/s/ Frederick Seitz                     Director
-------------------------------
Frederick Seitz

/s/ Robert E. Smith                     Director
-------------------------------
Robert E. Smith

/s/ Helmut F. O. Volcker                Director
-------------------------------
Helmut F. O. Volcker

/s/ Abraham Zaleznik                    Director
-------------------------------
Abraham Zaleznik

                                INDEX TO EXHIBITS

Exhibit No.      Description                                 Page or Footnote
-----------      -----------                                 ----------------

      4.1        Restated Certificate of Incorporation       See footnote (1)
      4.2        Bylaws                                      See footnote (1)
      5          Opinion of Lynde H. Coit, Esq.              Filed herewith
     23.1        Consent of Deloitte & Touche LLP            Filed herewith
     23.2        Consent of Lynde H. Coit, Esq.              See footnote (2)
     24          Power of Attorney                           See Page II-4

------------
(1) Incorporated by reference to Ogden's' Form 10-K for the fiscal year ended Decem ber 31, 1996.

(2)   Contained within Exhibit 5.

B.   FINANCIAL STATEMENT SCHEDULES

     Financial statement schedules have been omitted because they are not applicable or not required or because the information has been incorporated by reference.